Form
of
Executive Officer
Change in Control Agreement

This Change in Control Agreement (the “Agreement”) is dated as of June      , 2006, by and among Collegiate Pacific Inc. (the “Company”) and      (the “Executive”).

The following recitals are true and constitute the basis for this Agreement:

A.	The Company recognizes that the current business environment makes it difficult to attract and retain highly-qualified executives unless a certain degree of security can be offered to such executives against organizational and personnel changes which frequently follow a Change in Control (as defined below) of a corporation;

B.	The Board of Directors of the Company (the “Board”) recognizes the long and valued service the Executive has provided as an officer of the Company and considers the Executive to be an important resource the Company desires to retain;

C.	The Company desires to assure fair treatment of its key executives in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control of the Company;

D.	The Company recognizes its key executives will be involved in evaluating or negotiating any offers, proposals or other transactions that could result in a Change in Control of the Company and believes that it is in the best interests of the Company and its stockholders that such key executives be in a position, free from personal financial and employment consideration, to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations; and

E.	The Board believes it is essential to provide the Executive with compensation arrangements upon a Change of Control that provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW THEREFORE in consideration of the Executive’s willingness to continue working as an employee of the Company or any of its subsidiaries and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. In addition to the terms that are defined in other parts of this Agreement, the following terms shall have the specified meanings set forth below:

(a) “Cause” for purposes of this Agreement shall mean (i) the conviction of the Executive of a felony, (ii) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or (iii) repeated violations by the Executive of the Executive’s obligations under Sections 5, 16 and 17 of this Agreement that are demonstrably willful and deliberate on the Executive’s part and that are not remedied in a reasonable period of time after receipt of written notice from the Company.

(b) “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended, and any reference to any subsection thereof shall be construed to incorporate reference to any section or subsection of the Code enacted as a successor thereto, any applicable proposed, temporary or final regulations promulgated pursuant to such sections and any applicable interpretation thereof by the Internal Revenue Service.

(c) “Competes” for purposes of this Agreement shall mean any one or more of the following activities:

(i) manufacturing, distributing, designing, selling or installing sports equipment and supplies (the “Sports Distribution Business”) to any Person within any industry segment for which the Company has either offered to or actually provided or conducted the Sports Distribution Business; or

(ii) engaging in any other business activities (other than those described in (c)(i) above) which are conducted, offered or provided by the Company while the Executive is employed by the Company and as to which Executive is involved, if those activities are in the same markets or states as the Company engaged in during Executive’s employment with the Company.

(d) “Good Reason” for purposes of this Agreement shall mean any of the following acts by the Company (or any of its affiliates) following a Change of Control, without the consent of the Executive (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or an affiliate) promptly after receipt of notice thereof given by the Executive): (a) a material diminution in the Executive’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control, (b) a reduction of the Executive’s base salary from his or her highest base salary in effect at any time within 12 months preceding the Change in Control; (c) the failure by the Company (or an affiliate) to continue the Executive’s participation in any compensation plan in which he or she participated immediately prior to the Change in Control (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to similarly situated employees or (d) the relocation of the Executive, without his or her consent, to an office or location more than 50 miles from the location at which the Executive was stationed immediately prior to the Change in Control.

(e) “Person” for purposes of this Agreement shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(f) “Present Value” for purposes of this Agreement shall mean the amount determined in accordance with Section 280G(d)(4) of the Code as of the date specified for such determination, applying a discount rate, compounded no less frequently than monthly, that is equivalent to the rate specified for such determination.

(g) “Principal Obligations” for purposes of this Agreement shall mean either (i) the principal, premium, interest, fees, costs, expenses and other amounts accrued or due on the Company’s existing or future credit facilities, term loans or revolving credit or commercial paper facilities (including any related hedging obligations or letter of credit subfacilities) entered into with commercial banks or financial institutions and guarantees thereof or (ii) the Company’s 5.75% convertible senior subordinated notes due 2009 or any future senior subordinated notes.

2. Term. This Agreement shall commence on the date hereof and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earlier of (a) the termination of Executive’s employment with the Company or any of its subsidiaries for any reason (by either the Company or the Executive) prior to a Change in Control or (b) upon the occurrence of a Change in Control of the Company (the “Term”).

3. Change in Control. For the purpose of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events at any time during the Term:

(a) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of  shares of capital stock of the Company entitling such person to exercise 40% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by either (i) Michael J. Blumenfeld or any other syndicate or group that includes Michael J. Blumenfeld as a member, (ii) the Company or (iii) any subsidiary or any employee benefit plan of the Company, and during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors then in office; or

(b) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of  shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by either (i) Michael J. Blumenfeld or any other syndicate or group that includes Michael J. Blumenfeld as a member, (ii) the Company or (iii) any subsidiary or any employee benefit plan of the Company; or

(c) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any conveyance, sale, transfer or lease or disposal of all or substantially all of the assets of the Company to another person (other than (a) any such transaction (x) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company (other than any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company solely for shares of publicly traded common stock listed on the American Stock Exchange or on an established national securities exchange or automated over-the-counter trading market in the United States) and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction or (b) any transaction which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of common stock into solely  shares of common stock).

For purposes of this Section 3, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

4. The Company’s Covenants. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Sections 5, 16 or 17 of this Agreement, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payment (as defined in Section 6 below) and the other payments and benefits described herein. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

5. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control while the Executive is employed by the Company, the Executive will remain in the employ of the Company until the earliest of (a) the date which is 6 months following the date of a Change in Control, (b) the date of termination by the Executive of the Executive’s employment for Good Reason or (c) the termination by the Company of the Executive’s employment either with or without Cause, or due to Executive’s death or disability.

6. Severance Payment.

(a) If a Change in Control of the Company shall occur while the Executive is employed by the Company and the Executive shall not have prior to the 6 month anniversary of the Change of Control been terminated by the Company for Cause or resigned from the employ of the Company without Good Reason, then the Company shall be obligated to pay to the Executive in a lump sum in cash on the next business day following the 6 month anniversary of the Change of Control an amount (subject to all withholding and applicable deductions) equal to [2.99 or 1] times the sum of (i) Executive’s then current base salary on an annualized basis as in effect immediately prior to the Change in Control of the Company and (ii) the actual bonus paid to the Executive by the Company for the most recent fiscal year ended prior to the occurrence of the Change of Control (the “Severance Payment”); provided, however, that the amount of the Severance Payment shall be subject to being delayed and/or reduced in accordance with either Section 7 or Section 8 below.

(b) If, however, prior to the 6 month anniversary of the Change of Control, (i) the Company shall terminate the Executive’s employment without Cause, or Executive’s employment shall terminate due to his death or disability, or (ii) the Executive shall terminate his or her employment for Good Reason, the Severance Payment shall be due and payable by the Company as of the effective date of the termination of the Executive’s employment with the Company and shall be subject to being delayed and/or reduced in accordance with either Section 7 or Section 8 below.

(c) Notwithstanding any other term or provision of this Agreement to the contrary, no Severance Payment shall become due and payable by the Company to the Executive under the terms of this Agreement if at the effective time of any Change in Control the Company shall have been in default of any of its payment obligations under the terms of its Principal Obligations or if any dissolution, assignment for the benefit of creditors or reorganization under any chapter of Title 11 of the United States Code shall have caused a Change in Control of the Company.

7. Reduction of Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the Severance Payment shall be reduced in such a manner that its aggregate Present Value shall be equal to the Reduced Amount. The “Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate present value of the Severance Payment without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b) All determinations required to be made under this Section 7 shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) and the Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the payment date or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Severance Payment shall be eliminated or reduced consistent with the requirements of this Section 7; provided, that, if the Executive does not make such determination within 10 business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Severance Payment shall be eliminated or reduced consistent with the requirements of this Section 7 and shall notify the Executive promptly of such election. Within 5 business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Severance Payment will have been made by the Company which should not have been made (an “Overpayment”) or that an amount of the Severance Payment which will not have been made by the Company could have been made (an “Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive that the Accounting Firm believes has a high probability of success determines an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such deemed payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code.

8. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the termination of Executive’s employment shall be payable in accordance with such plan, policy, practice or program.

10. Successor to the Company.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in Section 3, 4, 5, 6, 7, 8, 16 and 17 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 6 hereof.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive, and the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the party entitled to receive such notice at the address shown on the signature page hereof, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions, statutes, regulations or principles of this or any other jurisdiction.

13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Legal Fees and Expenses. The Company shall be obligated to pay all legal fees and expenses that the Executive may incur as a result of the Company contesting the validity, enforceability, or the Executive’s interpretation of, or determinations under, this Agreement.

16. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its businesses so long as such information is not otherwise publicly disclosed.

17. Noncompete. The Executive agrees that while Executive is employed by the Company and for a period of 1 year immediately following the termination thereof for any reason (either by the Company or the Executive) Executive shall not in any manner (other than for the Company), directly or by assisting others, engage in, have an equity or profit interest in, or render services of any kind or nature to any business that Competes with the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit Executive from owning not more than 5% of a class of equity securities issued by any Person listed on any national securities exchange or interdealer quotation system.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Collegiate Pacific inc.

By:
Name:
Title:

Executive:

(Print Name)

(Signature)

Address: 13950 Senlac Drive, Suite 100 Address	: _____________________
Dallas, TX 75234	—